Exhibit 4


                      CHINA CABLE AND COMMUNICATIONS, INC.

                          2005 STOCK COMPENSATION PLAN

                           As Adopted September 6, 2005


1.       PURPOSE.

      The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and its Parent and Subsidiaries (if any), by offering them an opportunity to participate in the Company's future performance through Stock Awards. Capitalized terms not defined in the text are defined in Section 2.

2.       DEFINITIONS.

      As used in this Plan, the following terms will have the following meanings:

      "AWARD" means any award under this Plan.

      "BOARD" means the Board of Directors of the Company.

      "COMMITTEE" means the Board of Directors or committee comprised by a member or members of the Board of Directors.

      "COMPANY" means China Cable & Communications, Inc. or any successor corporation.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

                  (a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

                  (b) if such Common Stock is quoted on the NASDAQ National Market or the NASDAQ SmallCap Market or the OTC Bulletin Board, its closing price on the NASDAQ National Market or the NASDAQ SmallCap Market or the OTC Bulletin Board, respectively, on the date of determination; or
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      (c) if none of the foregoing is applicable, by the Committee in good faith.

      "INSIDER" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

      "PARENT" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      "PARTICIPANT" means a person who receives an Award under this Plan.

      "PLAN" means this China Cable & Communications, Inc. 2005 Stock Compensation Plan, as amended from time to time.

      "SEC" means the Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SHARES" means shares of the Company's Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 3 and 19, and any successor security.

      "STOCK AWARD" means an award of Shares pursuant to Section 6.

      "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.       SHARES SUBJECT TO THE PLAN.

      3.1 Number of Shares Available. Subject to Sections 3.2, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan shall be 15,000,000 Shares and will include Shares that are subject to: (a) an Award granted hereunder but forfeited or repurchased by the Company at the original issue price; and (b) an Award that otherwise terminates without Shares being issued. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

      3.2 Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the number of Shares reserved for issuance under this Plan will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.
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4.       ELIGIBILITY.

         All Awards may be granted to employees, consultants, technical staff, officers and directors of the Company or any Parent or Subsidiary of the Company. A person may be granted more than one Award under this Plan.

5.       ADMINISTRATION.

         5.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement, carry out and allocate the shares of this Plan. Without limitation, the Committee will have the authority to:

           (a) construe and interpret this Plan and any other agreement or document executed pursuant to this Plan;

                  (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

                  (c) select persons to receive Awards;

                  (d) determine the form and terms of Awards;

                  (e) determine the number of Shares to be assigned to an eligible particular person or other consideration subject to Awards;

                  (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

                  (g) grant waivers of Plan or Award conditions;

                  (h) determine the vesting, exercisability and payment of Awards;

                  (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan and any Award;

                  (j) determine whether an Award has been earned; and

                  (k) make all other determinations necessary or advisable for the administration of this Plan.
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      5.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

6.       STOCK AWARD.

      6.1 Grant. The Plan Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Plan Committee may prescribe, grant to any Eligible Person one or more shares of Common Stock ("Stock Award Shares") registered pursuant to a registration statement on Form S-8 allotted by the Plan Committee. The grant of Stock Award Shares or grant of the right to receive Stock Award Shares shall be evidenced by either a written consulting agreement or a separate written agreement confirming such grant, executed by the Company and the Recipient, stating the number of Stock Award Shares granted and stating all terms and conditions of such grant.

      6.2 Purchase Price and Manner of Payment. The Plan Committee, in its sole discretion, may grant Stock Award Shares in any of the following instances:

                  (a) as a "bonus" or "reward" for services previously rendered and compensated, in which case the recipient of the Stock Award Shares shall not be required to pay any consideration for such Stock Award Shares, and the value of such Stock Award Shares shall be the Fair Market Value of such Stock Award Shares on the date of grant; or

                  (b) as "compensation" for the previous performance or future performance of services or attainment of goals, in which case the recipient of the Stock Award Shares shall not be required to pay any consideration for such Stock Award Shares (other than the performance of his services).

      6.3 Terms of Stock Awards. Stock Awards may be subject to such restrictions as the Committee may impose. Stock Awards may vary from Participant to Participant and between groups of Participants.

7.       WITHHOLDING TAXES.

      7.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.
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      7.2 Tax Payment. When, under applicable tax laws, a participant incurs tax liability in connection with the exercise or vesting of any Award, the participant shall pay the tax on his or her own.

8.       CERTIFICATES.

      All certificates for Shares or other securities delivered under this Plan will be subject to such stop transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

9.       SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.

      An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

10.      NO OBLIGATION TO EMPLOY.

      Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

11.      ADOPTION.

      This Plan will become effective on the date on which it is adopted by the Board (the "Effective Date"). Upon the Effective Date, the Committee may grant Awards pursuant to this Plan.

12.      TERM OF PLAN/GOVERNING LAW.

      Unless earlier terminated as provided herein, this Plan will terminate five (5) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.
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13.      AMENDMENT OR TERMINATION OF PLAN.

      The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

14.      NONEXCLUSIVITY OF THE PLAN.

      Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

15.      ACTION BY COMMITTEE.

      Any action permitted or required to be taken by the Committee or any decision or determination permitted or required to be made by the Committee pursuant to this Plan shall be taken or made in the Committee's sole and absolute discretion.